WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FIRST QUARTER ENDED DECEMBER 31, 2024
Financial Highlights
•Warner Music Group and Spotify Today Announced New, Multi-Year Agreement, Covering Both Recorded Music and Music Publishing
•Music Publishing Delivers Continued Growth Led by Strength in Performance and Digital
•Operating Cash Flow Growth of 13% with Conversion of 91%
•Reaffirming Full-Year Recorded Music Subscription Streaming Revenue and Operating Cash Flow Conversion Guidance
•Tempo Music Investment Demonstrates Disciplined M&A Strategy Focused on Accretive Opportunities

For the three months ended December 31, 2024
•Total revenue decreased 5%, or 4% in constant currency
•Net income increased 25% to $241 million versus $193 million in the prior-year quarter
•Operating income decreased 40% to $214 million versus $354 million in the prior-year quarter
•Adjusted OIBDA decreased 20% to $363 million, versus $451 million in the prior-year quarter, or 18% in constant currency
•Cash provided by operating activities increased to $332 million, versus $293 million in the prior-year quarter

NEW YORK, New York, February 6, 2025—Warner Music Group Corp. today announced its first-quarter financial results for the period ended December 31, 2024.

Robert Kyncl, CEO of Warner Music Group said: “This quarter, we saw success with new stars, global superstars, longtime legends, and irreplaceable catalog. In our ongoing effort to both grow the pie and grow our share of the pie, we are increasing our A&R spend, acquiring valuable catalogs, and striking important agreements with streaming services. As we drive efficiencies, we will enhance our virtuous cycle of reinvestment, creating new opportunities for talent, long-term growth, and shareholder value.”

Bryan Castellani, CFO of Warner Music Group added: “While temporary macro conditions created some pressure this quarter, the engine of our business is strong. Our results were underpinned by the performance of our new releases and catalog, as well as healthy global subscriber trends. We are confident in our outlook, especially as our industry continues to evolve monetization models, which will help fuel our future growth.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Revenue	$1,666	$1,748	-5%
Recorded Music revenue	1,345	1,445	-7%
Music Publishing revenue	323	304	6%
Operating income	214	354	-40%
Adjusted OIBDA(1)	363	451	-20%
Net income	241	193	25%
Net cash provided by operating activities	332	293	13%
Free Cash Flow	296	264	12%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Revenue was down 4.7% (or 3.6% in constant currency). Recorded Music revenue growth was impacted by a licensing agreement extension for an artist’s catalog (the “Licensing Extension”), which resulted in $75 million of licensing revenue in the prior-year quarter (the same in constant currency). In addition, Recorded Music growth was impacted by the termination of the distribution agreement with BMG (the “BMG Termination”), which resulted in $32 million less Recorded Music revenue compared to the prior-year quarter (the same in constant currency), of which $16 million impacted streaming revenue and $16 million impacted physical revenue, and a renewal with one of the Company’s digital partners (the “Digital License Renewal”), which resulted in $30 million of Recorded Music streaming revenue in the prior-year quarter (or $26 million in constant currency). Excluding the Licensing Extension, the BMG Termination and the Digital License Renewal, total revenue was up 3.4% (or 4.4% in constant currency).

Digital revenue decreased 2.0% (or 0.7% in constant currency) and streaming revenue decreased 1.9% (or 0.7% in constant currency). Recorded Music streaming revenue decreased 3.7% (or 2.3% in constant currency); however, excluding the impact of the BMG Termination of $16 million (the same in constant currency) and the Digital License Renewal of $30 million (or $26 million in constant currency), Recorded Music streaming revenue was up 1.5% (or 2.6% in constant currency). Music Publishing streaming revenue increased 6.2% (or 6.8% in constant currency). The decrease in total revenue is also driven by decreases across Recorded Music licensing revenue due to the Licensing Extension, artist services and expanded-rights revenue and Music Publishing mechanical revenue, partially offset by increases in Recorded Music physical revenue and Music Publishing performance revenue.

Operating income decreased 39.5% (or 38.5% in constant currency) to $214 million from $354 million primarily due to the factors affecting Adjusted OIBDA discussed below, as well as restructuring and impairment charges of $27 million in the quarter which includes severance costs related to the Strategic Restructuring Plan and impairment losses related to the write-off of certain long-form audiovisual production assets and lease termination costs for office closures in connection with the Strategic Restructuring Plan, a $17 million decrease in net gain on divestitures related to a divestiture of certain sound recording rights in the prior-year quarter and higher non-cash stock-based compensation of $5 million in the quarter.

Adjusted OIBDA decreased 19.5% (or 18.4% in constant currency) to $363 million from $451 million and Adjusted OIBDA margin decreased 4.0 percentage points to 21.8% from 25.8% in the prior-year quarter (or decreased 3.9 percentage points to 21.8% from 25.7% in constant currency). The decreases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by the $74 million impact of the Licensing Extension (the same in constant currency) and the $12 million impact of the Digital License Renewal in the prior-year quarter (or $10 million in constant currency). The Adjusted OIBDA impact from the BMG Termination was immaterial in the quarter. Excluding these items, Adjusted OIBDA decreased 0.3% (or increased 0.8% in constant currency) and Adjusted OIBDA margin decreased 0.8 percentage point to 21.8% from 22.6% (the same in constant currency). The decrease in Adjusted OIBDA margin is largely due to revenue mix and the unfavorable impact of movements in currency exchange rates of approximately $36 million compared to the prior-year quarter, partially offset by savings from the Strategic Restructuring Plan, a portion of which has been reinvested in the Company’s business.

Net income increased 24.9% to $241 million from $193 million. The increase in net income was primarily due to the factors described above, and the impact of exchange rates on the Company’s Euro-denominated debt resulting in a $61 million gain in the quarter compared to a $39 million loss in the prior-year quarter, realized and unrealized gains on hedging activity of $15 million in the quarter compared to losses of $6 million in the prior-year quarter, and a realized gain on the sale of an investment of $29 million in the quarter. This is partially offset by a $17 million increase in income tax expense due to higher pre-tax income in the quarter and higher U.S. state and local taxes.

Basic and Diluted earnings per share were $0.45 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $241 million.

As of December 31, 2024, the Company reported a cash balance of $802 million, total debt of $3.955 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.153 billion.

Cash provided by operating activities increased 13% to $332 million in the quarter compared to $293 million in the prior-year quarter. The increase was largely a result of movements in deferred revenue due to timing of digital advances and other movements within working capital. Capital expenditures increased 24% to $36 million from $29 million in the prior-year quarter driven by investment in technology. Free Cash Flow, as defined below, increased 12% to $296 million from $264 million in the prior-year quarter, primarily due to the factors affecting cash provided by operating activities described above.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Revenue	$1,345	$1,445	-7%
Operating income	238	374	-36%
Adjusted OIBDA(1)	323	412	-22%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2023
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Digital	$873	$908	$895
Physical	166	154	153
Total Digital and Physical	1,039	1,062	1,048
Artist services and expanded-rights	196	204	202
Licensing	110	179	179
Total Recorded Music	$1,345	$1,445	$1,429

Recorded Music revenue was down 6.9% (or 5.9% in constant currency) driven by decreases across digital, licensing, and artist services and expanded-rights revenues, partially offset by growth in physical revenue. Excluding the impact from the Licensing Extension of $75 million (the same in constant currency), the BMG Termination of $32 million (the same in constant currency) and the Digital License Renewal of $30 million (or $26 million in constant currency), Recorded Music revenue increased 2.8% (or 3.8% in constant currency). Digital revenue was down 3.9% (or 2.5% in constant currency) and streaming revenue was down 3.7% (or 2.3% in constant currency). Adjusted for the impact of the BMG Termination of $16 million (the same in constant currency) and the Digital License Renewal of $30 million (or $26 million in constant currency), Recorded Music streaming revenue was up 1.5% (or 2.6% in constant currency). Streaming revenue reflects a decline in subscription revenue of 2.0% (or 0.3% in constant currency) and a decline in ad-supported revenue of 8.2% (or 7.5% in constant currency). Adjusted for the impact of the BMG Termination of $15 million (the same in constant currency) and the impact of the Digital License Renewal of $30 million (or $26 million in constant currency), subscription revenue increased 5.3% (or 6.6% in constant currency), reflecting continued market growth and price increases, which also impacted the prior-year quarter. Adjusted for the impact of the BMG Termination of $1 million (the same in constant currency), ad-supported revenue decreased 7.9% (or 7.1% in constant currency) driven by the timing of deal renewals and content delivery with certain emerging streaming platforms in the prior-year quarter. Licensing revenue decreased 38.5% (the same in constant currency), driven by the impact of the Licensing Extension. Artist services and expanded-rights revenue decreased 3.9% (or 3.0% in constant currency) due to lower concert promotion revenue primarily in France, and a decrease in revenue related to the exit of the Company’s owned and operated media properties announced as part of the Strategic Restructuring Plan. Physical revenue increased 7.8% (or 8.5% in constant currency). Adjusted for the impact of the BMG Termination of $16 million, physical revenue increased 20.3% (or 21.2% in constant currency), driven by strong releases in the quarter, primarily in the U.S. and Japan. Major sellers included Linkin Park, Charli XCX, Teddy Swims, Mariya Takeuchi and Benson Boone.

Recorded Music operating income decreased 36.4% (or 35.5% in constant currency) to $238 million from $374 million in the prior-year quarter, and operating margin was down 8.2 percentage points to 17.7% versus 25.9% in the prior-year quarter. The decrease in operating income was primarily due to the factors affecting Adjusted OIBDA discussed below, as well as $28 million of restructuring and impairment charges in the quarter which includes severance costs related to the Strategic Restructuring Plan and impairment losses related to the write-off of certain long-form audiovisual production assets and lease termination costs for office closures in connection with the Strategic Restructuring Plan. The decrease was also driven by a $17 million decrease in net gain on divestitures related to a divestiture of certain sound recording rights in the prior-year quarter and higher depreciation expenses of $2 million in the quarter due to technology assets being placed into service, partially offset by lower amortization expenses of $4 million compared to the prior-year quarter due to certain intangible assets becoming fully amortized.

Adjusted OIBDA decreased 21.6% (or 20.6% in constant currency) to $323 million from $412 million and Adjusted OIBDA margin decreased 4.5 percentage points to 24.0% from 28.5% in the prior-year quarter (the same in constant currency). The decreases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by the $74 million impact of the Licensing Extension (the same in constant currency) and the $12 million impact of the Digital License Renewal in the prior-year quarter (or $10 million in constant currency). The Adjusted OIBDA impact from the BMG Termination was immaterial in the quarter. Excluding these items, Adjusted OIBDA decreased 0.6% (or increased 0.3% in constant currency) and Adjusted OIBDA margin decreased 0.8 percentage point to 24.0% from 24.8% (the same in constant currency) due to revenue mix and the unfavorable impact of movements in currency exchange rates of approximately $27 million compared to the prior-year quarter, partially offset by savings from the Strategic Restructuring Plan, of which a portion has been reinvested in the Company’s business.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Revenue	$323	$304	6%
Operating income	55	63	-13%
Adjusted OIBDA(1)	83	86	-3%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2023
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Performance	$56	$51	$50
Digital	207	196	195
Mechanical	14	15	15
Synchronization	39	39	39
Other	7	3	3
Total Music Publishing	$323	$304	$302

Music Publishing revenue increased 6.3% (or 7.0% in constant currency). The increase was driven by growth across digital, performance and other revenue, partially offset by lower mechanical revenue. Synchronization revenue was flat compared to the prior-year quarter. Digital revenue increased 5.6% (or 6.2% in constant currency) and streaming revenue increased 6.2% (or 6.8% in constant currency), reflecting continued market and catalog growth. Performance revenue increased 9.8% (or 12.0% in constant currency) due to an increase in touring activity outside the U.S. and higher U.S. radio activity. Mechanical revenue decreased 6.7% (the same in constant currency).

Music Publishing operating income decreased 12.7% (or 11.3% in constant currency) to $55 million from $63 million in the prior-year quarter and operating margin decreased 3.7 percentage points to 17.0% from 20.7% in the prior-year quarter. The decrease in operating income was primarily driven by the same factors affecting Adjusted OIBDA discussed below, as well as an increase in amortization expenses of $5 million related to various music publishing copyright acquisitions.

Music Publishing Adjusted OIBDA decreased 3.5% (or 2.4% in constant currency) to $83 million from $86 million in the prior-year quarter. Adjusted OIBDA margin decreased 2.6 percentage points to 25.7% from 28.3% in the prior-year quarter (or decreased 2.4 percentage points to 25.7% from 28.1% in constant currency). The decreases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue mix and the unfavorable impact of movements in currency exchange rates of approximately $9 million compared to the prior-year quarter.

Recent Announcements
The Company and Spotify today announced an agreement, covering recorded music and music publishing, to shape the future of audio-visual streaming and enhance the value of music. The new deal will help deliver new fan experiences, a deeper music and video catalog, further paid subscription tiers, and differentiated content bundles. The agreement also builds on the companies’ existing alignment around ‘artist centric’ royalty models that reward and protect the power of artists to attract and engage audiences. Importantly, the new publishing agreement introduces a direct licensing model with Warner Chappell Music in several additional countries including the U.S., reinforcing songwriters’ benefit in this evolving ecosystem.

Earlier today, the Company announced that it has acquired a controlling stake in Tempo Music Investments (“Tempo”), an investment platform for premium music rights, from Providence Equity Partners (“Providence”). Providence will remain a minority investor in Tempo and continue to work with the Company in an advisory capacity. Providing the Company with additional revenue at a high margin, this investment will also become more accretive over time, as rights revert to Tempo, and expand the scope of the Company’s administration and distribution.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended December 31, 2024, which will be filed this morning with the Securities and Exchange Commission.

This morning management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Revenue	$1,666	$1,748	-5%
Cost and expenses:
Cost of revenue	(894)	(880)	2%
Selling, general and administrative expenses	(474)	(476)	—%
Restructuring and impairments	(27)	—	—%
Amortization expense	(57)	(55)	4%
Total costs and expenses	$(1,452)	$(1,411)	3%
Net gain on divestiture	—	17	-100%
Operating income	$214	$354	-40%
Interest expense, net	(37)	(39)	-5%
Other income (expense), net	153	(50)	—%
Income before income taxes	$330	$265	25%
Income tax expense	(89)	(72)	24%
Net income	$241	$193	25%
Less: Income attributable to noncontrolling interest	(5)	(34)	-85%
Net income attributable to Warner Music Group Corp.	$236	$159	48%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.45	$0.30
Class B – Basic and Diluted	$0.45	$0.30

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at December 31, 2024 versus September 30, 2024
(dollars in millions)

	December 31, 2024	September 30, 2024	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$802	$694	16%
Accounts receivable, net	1,201	1,255	-4%
Inventories	84	99	-15%
Royalty advances expected to be recouped within one year	473	470	1%
Prepaid and other current assets	156	125	25%
Total current assets	$2,716	$2,643	3%
Royalty advances expected to be recouped after one year	878	874	—%
Property, plant and equipment, net	491	481	2%
Operating lease right-of-use assets, net	221	225	-2%
Goodwill	2,013	2,021	—%
Intangible assets subject to amortization, net	2,329	2,359	-1%
Intangible assets not subject to amortization	149	152	-2%
Deferred tax assets, net	40	52	-23%
Other assets	309	348	-11%
Total assets	$9,146	$9,155	—%
Liabilities and Equity
Current liabilities:
Accounts payable	$189	$289	-35%
Accrued royalties	2,653	2,549	4%
Accrued liabilities	539	641	-16%
Accrued interest	42	17	—%
Operating lease liabilities, current	47	45	4%
Deferred revenue	312	246	27%
Other current liabilities	141	110	28%
Total current liabilities	$3,923	$3,897	1%
Long-term debt	3,955	4,014	-1%
Operating lease liabilities, noncurrent	222	228	-3%
Deferred tax liabilities, net	209	195	7%
Other noncurrent liabilities	140	146	-4%
Total liabilities	$8,449	$8,480	—%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,091	2,077	1%
Accumulated deficit	(1,171)	(1,313)	-11%
Accumulated other comprehensive loss, net	(376)	(247)	52%
Total Warner Music Group Corp. equity	$545	$518	5%
Noncontrolling interest	152	157	-3%
Total equity	697	675	3%
Total liabilities and equity	$9,146	$9,155	—%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$332	$293
Net cash used in investing activities	(81)	(92)
Net cash used in financing activities	(127)	(93)
Effect of foreign currency exchange rates on cash and equivalents	(16)	5
Net increase in cash and equivalents	$108	$113

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$631	$644	-2%
Ad-Supported	223	243	-8%
Streaming	$854	$887	-4%
Downloads and Other Digital	19	21	-10%
Total Recorded Music Digital Revenue	$873	$908	-4%

Music Publishing
Streaming	$205	$193	6%
Downloads and Other Digital	2	3	-33%
Total Music Publishing Digital Revenue	$207	$196	6%

Consolidated
Streaming	$1,059	$1,080	-2%
Downloads and Other Digital	21	24	-13%
Intersegment Eliminations	2	—	—%
Total Digital Revenue	$1,082	$1,104	-2%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measure:

Adjusted OIBDA
We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets adjusted to exclude the impact of non-cash stock-based compensation and other related expenses and certain items that affect comparability including but not limited to gains or losses on divestitures and expenses related to restructuring and transformation initiatives (“Adjusted OIBDA”). We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$236	$159	48%
Income attributable to noncontrolling interest	5	34	-85%
Net income	$241	$193	25%
Income tax expense	89	72	24%
Income including income taxes	$330	$265	25%
Other (income) expense, net	(153)	50	—%
Interest expense, net	37	39	-5%
Operating income	$214	$354	-40%
Amortization expense	57	55	4%
Depreciation expense	29	26	12%
Restructuring and impairments	27	—	—%
Transformation initiative costs	17	19	-11%
Net gain on divestitures	—	(17)	-100%
Non-cash stock-based compensation and other related costs	19	14	36%
Adjusted OIBDA	$363	$451	-20%

Operating income margin	12.8%	20.3%
Adjusted OIBDA margin	21.8%	25.8%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$214	$354	-40%
Depreciation and amortization expense	(86)	(81)	6%
Total WMG OIBDA	$300	$435	-31%
Restructuring and impairments	27	—	—%
Transformation initiative costs	17	19	-11%
Net gain on divestitures	—	(17)	-100%
Non-cash stock-based compensation and other related costs	19	14	36%
Total WMG Adjusted OIBDA	$363	$451	-20%
Total WMG Adjusted OIBDA margin	21.8%	25.8%

Recorded Music operating income – GAAP	$238	$374	-36%
Depreciation and amortization expense	(45)	(47)	-4%
Recorded Music OIBDA	$283	$421	-33%
Restructuring and impairments	28	—	—%
Net gain on divestitures	—	(17)	-100%
Non-cash stock-based compensation and other related costs	$12	$8	50%
Recorded Music Adjusted OIBDA	$323	$412	-22%
Recorded Music Adjusted OIBDA margin	24.0%	28.5%

Music Publishing operating income – GAAP	$55	$63	-13%
Depreciation and amortization expense	(27)	(22)	23%
Music Publishing OIBDA	$82	$85	-4%
Non-cash stock-based compensation and other related costs	1	1	—%
Music Publishing Adjusted OIBDA	$83	$86	-3%
Music Publishing Adjusted OIBDA margin	25.7%	28.3%

Constant Currency
As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue and Adjusted OIBDA on a constant-currency basis in addition to reported results helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares revenue and Adjusted OIBDA between periods as if exchange rates had remained constant period over period. We use revenue and Adjusted OIBDA on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency by calculating prior-year revenue and Adjusted OIBDA using current-year foreign currency exchange rates. Revenue and Adjusted OIBDA on a constant-currency basis should be considered in addition to, not as a substitute for, revenue and Adjusted OIBDA reported in accordance with U.S. GAAP. Revenue and Adjusted OIBDA on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended December 31, 2024 versus December 31, 2023 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2023	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$532	$627	$627	-15%
Music Publishing	173	172	172	1%
International revenue
Recorded Music	$813	$818	$802	1%
Music Publishing	150	132	130	15%
Intersegment eliminations	(2)	(1)	(2)	—%
Total Revenue	$1,666	$1,748	$1,729	-4%

Revenue by Segment:
Recorded Music
Digital	$873	$908	$895	-2%
Physical	166	154	153	8%
Total Digital and Physical	$1,039	$1,062	$1,048	-1%
Artist services and expanded-rights	196	204	202	-3%
Licensing	110	179	179	-39%
Total Recorded Music	$1,345	$1,445	$1,429	-6%
Music Publishing
Performance	$56	$51	$50	12%
Digital	207	196	195	6%
Mechanical	14	15	15	-7%
Synchronization	39	39	39	—%
Other	7	3	3	133%
Total Music Publishing	$323	$304	$302	7%
Intersegment eliminations	(2)	(1)	(2)	—%
Total Revenue	$1,666	$1,748	$1,729	-4%

Total Digital Revenue	$1,082	$1,104	$1,090	-1%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended December 31, 2024 versus December 31, 2023 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2023	Change %
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$363	$451	$445	-18.4%
Adjusted OIBDA margin	21.8%	25.8%	25.7%

Recorded Music Adjusted OIBDA	$323	$412	$407	-20.6%
Recorded Music Adjusted OIBDA margin	24.0%	28.5%	28.5%

Music Publishing Adjusted OIBDA	$83	$86	$85	-2.4%
Music Publishing Adjusted OIBDA margin	25.7%	28.3%	28.1%

Figure 9. Warner Music Group Corp. - Notable Items, As Reported and Constant Currency
(dollars in millions)

	Constant Currency
	For the Three Months Ended December 31, 2022	For the Three Months Ended March 31, 2023	For the Three Months Ended June 30, 2023	For the Three Months Ended September 30, 2023	For the Fiscal Year Ended September 30, 2023	For the Three Months Ended December 31, 2023
Revenue
Recorded Music Streaming - Digital License Renewal	$3	$4	$3	$4	$14	$26
Recorded Music Licensing - Licensing Extension	7	—	—	—	7	75
Music Publishing Streaming - Copyright Royalty Board Benefit	—	—	7	17	24	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$2	$1	$2	$1	$6	$10
Recorded Music - Licensing Extension	7	—	—	—	7	74
Music Publishing - Copyright Royalty Board Benefit	—	—	2	4	6	—

	For the Three Months Ended December 31, 2023	For the Three Months Ended March 31, 2024	For the Three Months Ended June 30, 2024	For the Three Months Ended September 30, 2024	For the Fiscal Year Ended September 30, 2024	For the Three Months Ended December 31, 2024
Revenue
Recorded Music Streaming - Digital License Renewal	$26	$—	$—	$—	$26	$—
Recorded Music Digital - BMG Termination (a)	(13)	(22)	(26)	(25)	(86)	(16)
Recorded Music Streaming - BMG Termination (a)	(12)	(20)	(25)	(24)	(81)	(16)
Recorded Music Download and Other Digital - BMG Termination (a)	(1)	(2)	(1)	(1)	(5)	—
Recorded Music Physical - BMG Termination (a)	—	—	—	—	—	(16)
Recorded Music Licensing - Licensing Extension	75	—	—	—	75	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$10	$—	$—	$—	$10	$—
Recorded Music - BMG Termination (a)	—	(1)	(1)	(1)	(3)	(1)
Recorded Music - Licensing Extension	74	—	—	—	74	—

	Year-over-Year Impact - Constant Currency
	For the Three Months Ended December 31, 2023	For the Three Months Ended March 31, 2024	For the Three Months Ended June 30, 2024	For the Three Months Ended September 30, 2024	Fiscal Year 2024 change vs. Fiscal Year 2023	For the Three Months Ended December 31, 2024
Revenue
Recorded Music Streaming - Digital License Renewal	$23	$(4)	$(3)	$(4)	$12	$(26)
Recorded Music Digital - BMG Termination (a)	(13)	(22)	(26)	(25)	(86)	(16)
Recorded Music Streaming - BMG Termination (a)	(12)	(20)	(25)	(24)	(81)	(16)
Recorded Music Download and Other Digital - BMG Termination (a)	(1)	(2)	(1)	(1)	(5)	—
Recorded Music Physical - BMG Termination (a)	—	—	—	—	—	(16)
Recorded Music Licensing - Licensing Extension	68	—	—	—	68	(75)
Music Publishing Streaming - Copyright Royalty Board Benefit	—	—	(7)	(17)	(24)	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$8	$(1)	$(2)	$(1)	$4	$(10)
Recorded Music - BMG Termination (a)	—	(1)	(1)	(1)	(3)	(1)
Recorded Music - Licensing Extension	67	—	—	—	67	(74)
Music Publishing - Copyright Royalty Board Benefit	—	—	(2)	(4)	(6)	—

	As Reported
	For the Three Months Ended December 31, 2022	For the Three Months Ended March 31, 2023	For the Three Months Ended June 30, 2023	For the Three Months Ended September 30, 2023	For the Fiscal Year Ended September 30, 2023	For the Three Months Ended December 31, 2023
Revenue
Recorded Music Streaming - Digital License Renewal	$3	$4	$3	$4	$14	$30
Recorded Music Licensing - Licensing Extension	7	—	—	—	7	75
Music Publishing Streaming - Copyright Royalty Board Benefit	—	—	7	17	24	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$2	$1	$2	$1	$6	$12
Recorded Music - Licensing Extension	7	—	—	—	7	74
Music Publishing - Copyright Royalty Board Benefit	—	—	2	4	6	—

	For the Three Months Ended December 31, 2023	For the Three Months Ended March 31, 2024	For the Three Months Ended June 30, 2024	For the Three Months Ended September 30, 2024	For the Fiscal Year Ended September 30, 2024	For the Three Months Ended December 31, 2024
Revenue

Recorded Music Streaming - Digital License Renewal	$30	$—	$—	$—	$30	$—
Recorded Music Digital - BMG Termination (a)	(13)	(22)	(26)	(25)	(86)	(16)
Recorded Music Streaming - BMG Termination (a)	(12)	(20)	(25)	(24)	(81)	(16)
Recorded Music Download and Other Digital - BMG Termination (a)	(1)	(2)	(1)	(1)	(5)	—
Recorded Music Physical - BMG Termination (a)	—	—	—	—	—	(16)
Recorded Music Licensing - Licensing Extension	75	—	—	—	75	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$12	$—	$—	$—	$12	$—
Recorded Music - BMG Termination (a)	—	(1)	(1)	(1)	(3)	(1)
Recorded Music - Licensing Extension	74	—	—	—	74	—

	Year-over-Year Impact - As Reported
	For the Three Months Ended December 31, 2023	For the Three Months Ended March 31, 2024	For the Three Months Ended June 30, 2024	For the Three Months Ended September 30, 2024	Fiscal Year 2024 change vs. Fiscal Year 2023	For the Three Months Ended December 31, 2024
Revenue
Recorded Music Streaming - Digital License Renewal	$27	$(4)	$(3)	$(4)	$16	$(30)
Recorded Music Digital - BMG Termination (a)	(13)	(22)	(26)	(25)	(86)	(16)
Recorded Music Streaming - BMG Termination (a)	(12)	(20)	(25)	(24)	(81)	(16)
Recorded Music Download and Other Digital - BMG Termination (a)	(1)	(2)	(1)	(1)	(5)	—
Recorded Music Physical - BMG Termination (a)	—	—	—	—	—	(16)
Recorded Music Licensing - Licensing Extension	68	—	—	—	68	(75)
Music Publishing Streaming - Copyright Royalty Board Benefit	—	—	(7)	(17)	(24)	—

Adjusted OIBDA
Recorded Music - Digital License Renewal	$10	$(1)	$(2)	$(1)	$6	$(12)
Recorded Music - BMG Termination (a)	—	(1)	(1)	(1)	(3)	(1)
Recorded Music - Licensing Extension	67	—	—	—	67	(74)
Music Publishing - Copyright Royalty Board Benefit	—	—	(2)	(4)	(6)	—

(a) The BMG Termination impact presented above represents the reduction in Revenue and Adjusted OIBDA compared to the prior year.

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended December 31, 2024 versus December 31, 2023
(dollars in millions)

	For the Three Months Ended December 31, 2024	For the Three Months Ended December 31, 2023
	(unaudited)	(unaudited)
Net cash provided by operating activities	$332	$293
Less: Capital expenditures	36	29

Free Cash Flow	$296	$264

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Media Contact:	Investor Contact:
James Steven	Kareem Chin
(212) 275-2213
James.Steven@wmg.com	Investor.Relations@wmg.com